EXHIBIT (o)(1)(c)

MULTIPLE CLASS PLAN
Pursuant to Rule 18f-3
SCHEDULE A

PF AIM Blue Chip Fund
PF AIM Aggressive Growth Fund
PF INVESCO Health Sciences Fund
PF INVESCO Technology Fund
PF Janus Strategic Value Fund
PF Janus Growth LT Fund
PF Lazard International Value Fund
PF MFS Mid-Cap Growth Fund
PF MFS Global Growth Fund
PF PIMCO Inflation Managed Fund
PF PIMCO Managed Bond Fund
PF Pacific Life Money Market Fund
PF Putnam Equity Income Fund
PF Putnam Research Fund
PF Salomon Brothers Large-Cap Value Fund

Effective:   December 31, 2002

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers designated below on the day and year first above written.

PACIFIC FUNDS

By:	/s/ Glenn S. Schafer
Name:	Glenn S. Schafer
Title:	President

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Glenn S. Schafer
Name:	Glenn S. Schafer
Title:	President

By:	/s/ Audrey L. Milfs
Name:	Audrey L. Milfs
Title:	Vice President & Secretary